CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Columbus Acquisition Corp.

We hereby consent to the use in Amendment No. 2 to the Registration Statement on Form S-1 of our report dated January 31, 2007, except for the first paragraph of Note 4, as to which the date is March 30, 2007, the third and fifth paragraph of Note 1 and the second paragraph of Note 3, as to which the date is April 3, 2007, on the financial statements of Columbus Acquisition Corp. (a development stage company) as of December 31, 2006 and for the period from August 1, 2006 (inception) to December 31, 2006 which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 6, 2007